UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of report (Date of earliest event reported)	December 19, 2019

Hudson Technologies, Inc.
(Exact Name of Registrant as Specified in Charter)

New York
(State or Other Jurisdiction of Incorporation)

1-13412	13-3641539
(Commission File Number)	(IRS Employer Identification No.)

PO Box 1541, 1 Blue Hill Plaza, Pearl River, New York	10965
(Address of Principal Executive Offices)	(Zip Code)

(845) 735-6000
(Registrant's Telephone Number, Including Area Code)

Not Applicable
(Former Name or Former Address, if Changed Since Last Report)

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbols(s)	Name of each exchange on which registered
Common Stock, $0.01 par value	HDSN	Nasdaq Capital Market

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐    Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐    Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐    Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐    Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company    ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.    ☐

Item 1.01	Entry into a Material Definitive Agreement

See Item 2.03 and Item 5.02 below.

Item 1.02	Termination of a Material Definitive Agreement

See Item 2.03 below.

Item 2.03	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant

New Revolving Credit Facility

On December 19, 2019, Hudson Technologies Company (“HTC”), Hudson Holdings, Inc. (“Holdings”) and Aspen Refrigerants, Inc. (“ARI”), as borrowers (collectively, the “Borrowers”), and Hudson Technologies, Inc (the “Company”) as a guarantor, became obligated under a Credit Agreement (the “Wells Fargo Facility”) with Wells Fargo Bank, National Association, as administrative agent and lender (“Agent” or “Wells Fargo”) and such other lenders as may thereafter become a party to the Wells Fargo Facility.

Under the terms of the Wells Fargo Facility, the Borrowers may borrow, from time to time, up to $60 million at any time consisting of revolving loans in a maximum amount up to the lesser of $60 million and a borrowing base that is calculated based on the outstanding amount of the Borrowers’ eligible receivables and eligible inventory, as described in the Wells Fargo Facility. The Wells Fargo Facility also contains a sublimit of $5 million for swing line loans and $2 million for letters of credit.

Amounts borrowed under the Wells Fargo Facility were used by the Borrowers to repay existing revolving indebtedness under its Prior Revolving Credit Facility (as defined below), repay certain principal amounts under the Term Loan Facility (as defined below), and may be used for working capital needs, certain permitted acquisitions, and to reimburse drawings under letters of credit.

Interest on loans under the Wells Fargo Facility is payable in arrears on the first day of each month. Interest charges with respect to loans are computed on the actual principal amount of loans outstanding during the month at a rate per annum equal to (A) with respect to Base Rate loans, the sum of (i) a rate per annum equal to the higher of (1) the federal funds rate plus 0.5%, (2) one month LIBOR plus 1.0%, and (3) the prime commercial lending rate of Wells Fargo, plus (ii) between 1.25% and 1.75% depending on average monthly undrawn availability and (B) with respect to LIBOR rate loans, the sum of the LIBOR rate plus between 2.25% and 2.75% depending on average monthly undrawn availability.

In connection with the closing of the Wells Fargo Facility, the Company also entered into a Guaranty and Security Agreement, dated as of December 19, 2019 (the “Revolver Guaranty and Security Agreement”), pursuant to which the Company and certain subsidiaries unconditionally guaranteed the payment and performance of all obligations owing by Borrowers to Wells Fargo, as Agent for the benefit of the revolving lenders. Pursuant to the Revolver Guaranty and Security Agreement, Borrowers, the Company and ten other subsidiaries granted to the Agent, for the benefit of the Wells Fargo Facility lenders, a security interest in substantially all of their respective assets, including receivables, equipment, general intangibles (including intellectual property), inventory, subsidiary stock, real property, and certain other assets.

The Wells Fargo Facility contains a financial covenant requiring the Company to maintain at all times minimum liquidity (defined as availability under the Wells Fargo Facility plus unrestricted cash) of at least $5 million, of which at least $3 million must be derived from availability. The Wells Fargo Facility also contains a springing covenant, which takes effect only upon a failure to maintain undrawn availability of at least $7.5 million, requiring the Company to maintain a Fixed Charge Coverage Ratio (FCCR) of not less than 1.00 to 1.00, as of the end of each trailing period of twelve consecutive fiscal months commencing with the month prior to the triggering of the covenant. The FCCR (as defined in the Wells Fargo Facility) is the ratio of (a) EBITDA for such period, minus unfinanced capital expenditures made during such period, to (b) the aggregate amount of (i) interest expense required to be paid (other than interest paid-in-kind, amortization of financing fees, and other non-cash interest expense) during such period, (ii) scheduled principal payments (but excluding principal payments relating to outstanding revolving loans under the Wells Fargo Facility), (iii) all net federal, state, and local income taxes required to be paid during such period (provided, that any tax refunds received shall be applied to the period in which the cash outlay for such taxes was made), (iv) all restricted payments paid (as defined in the Wells Fargo Facility) during such period, and (v) to the extent not otherwise deducted from EBITDA for such period, all payments required to be made during such period in respect of any funding deficiency or funding shortfall with respect to any pension plan. The FCCR covenant ceases after the Borrowers have been in compliance therewith for two consecutive months.

The Wells Fargo Facility also contains customary non-financial covenants relating to the Company and the Borrowers, including limitations on Borrowers’ ability to pay dividends on common stock or preferred stock, and also includes certain events of default, including payment defaults, breaches of representations and warranties, covenant defaults, cross-defaults to other obligations, events of bankruptcy and insolvency, certain ERISA events, judgments in excess of specified amounts, impairments to guarantees and a change of control. The Wells Fargo Facility also contains certain covenants contained in the Fourth Amendment to the Term Loan Facility described below.

The commitments under the Wells Fargo Facility will expire and the full outstanding principal amount of the loans, together with accrued and unpaid interest, are due and payable in full on December 19, 2022, unless the commitments are terminated and the outstanding principal amount of the loans are accelerated sooner following an event of default.

The descriptions of the foregoing agreements do not purport to be complete and are qualified in their entirety by reference to the full text of the Wells Fargo Facility agreement and the Revolver Guaranty and Security Agreement, which are filed as Exhibits 10.1 and 10.2, respectively, to this Report.

Termination of Prior Revolving Credit Facility

In conjunction with entry into the Wells Fargo Credit Facility as described above, on December 19, 2019 the Company's existing secured revolving loan set forth in the Amended and Restated Revolving Credit and Security Agreement, as amended (the “Prior Revolving Credit Facility”), with PNC Bank, National Association, as administrative agent, collateral agent and lender (“PNC”) and the lenders thereunder, which had a principal balance of approximately $6.7 million, was repaid in full and the Prior Revolving Credit Facility was terminated.

Term Loan Facility Amendment

On December 19, 2019, Hudson Technologies Company (“HTC”), an indirect subsidiary of Hudson Technologies, Inc. (the “Company”), and HTC’s affiliates Hudson Holdings, Inc. and Aspen Refrigerants, Inc. (formerly known as Airgas-Refrigerants, Inc.), as borrowers (collectively, the “Borrowers”), and the Company as a guarantor, entered into a Waiver and Fourth Amendment to Term Loan Credit and Security Agreement (the “Fourth Amendment”) with U.S. Bank National Association, as collateral agent and administrative agent, and the various lenders thereunder.

The Fourth Amendment waived financial covenant defaults at June 30, 2019 and September 30, 2019 and amended the Term Loan Credit and Security Agreement dated October 10, 2017 (as previously amended, the “Term Loan Facility”) to reset the maximum Total Leverage Ratio covenant contained in the Term Loan Facility at the indicated dates as follows: (i) September 30, 2019 - 15.67:1.00; (ii) December 31, 2019 – 14.54:1.00; (iii) March 31, 2020 – 16.57:1.00; (iv) June 30, 2020 – 10.87:1.00; (v) September 30, 2020 – 8.89:1.00; (vi) December 31, 2020 – 8.89:1.00; (vii) March 31, 2021 – 7.75:1.00; (viii) June 30, 2021 – 7.03:1.00; (ix) September 30, 2021 – 6.08:1.00; and (x) December 31, 2021 – 5:36:1.00. The Fourth Amendment also reset the minimum liquidity requirement (consisting of cash plus undrawn availability on the Borrowers’ revolving loan facility) of $5 million, measured monthly. Furthermore, the Fourth Amendment added a minimum LTM Adjusted EBITDA covenant as of the indicated dates as follows: (i) September 30, 2019 - $7.887 million; (ii) December 31, 2019 – $7.954 million; (iii) March 31, 2020 – $7.359 million; (iv) June 30, 2020 – $11.745 million; (v) September 30, 2020 – $12.021 million; (vi) December 31, 2020 – $12.300 million; (vii) March 31, 2021 –$14.295 million; (viii) June 30, 2021 – $14.566 million; (ix) September 30, 2021 – $15.431 million; and (x) December 31, 2021 – $16.267 million.

The Fourth Amendment also (i) continues the limitation on acquisitions and dividends, (ii) required a principal repayment of $14,000,000 upon execution of the Fourth Amendment and (iii) increases the scheduled quarterly principal repayments to $562,000 effective March 31, 2020 and $1,312,000 effective December 31, 2020.

The Fourth Amendment also terminated the exit fee payable to the term loan lenders, which would have been payable in full in cash upon the earlier to occur of (x) repayment in full of the term loans, or (y) any acceleration of the term loans. In lieu of the exit fee, the Fourth Amendment reinstated a prepayment premium equal to the following percentages of the principal amount prepaid, depending upon the date of prepayment: (i) through March 31, 2020 – 0.50%; (ii) from April 1, 2020 through March 31, 2021 – 2.50%; and (iii) from April 1, 2021 and thereafter – 5.00%.

The Fourth Amendment also requires that within two weeks from the date of the Fourth Amendment a representative of Grant Thornton LLP shall serve as Chief Restructuring Officer of the Company and its subsidiaries (the “CRO”). In the event that, following the retention of the CRO, LTM Adjusted EBITDA exceeds the greater of (x) 105% of the minimum LTM Adjusted EBITDA and (y) $9.55 million for two consecutive quarterly reporting periods, the Company may terminate the CRO if the Company reasonably determines that the services of the CRO are no longer needed; provided, that no default shall have occurred or be continuing under the Term Loan Facility.

The Fourth Amendment also provides the Term Loan Facility lenders with the right to appoint one board observer to attend all meetings of the board of directors and any restructuring committee of the Company and its subsidiaries.

The Fourth Amendment also adds a new covenant providing that in the event of a breach of a financial covenant contained in the Term Loan Facility or any failure to make a required principal repayment (a “Trigger Event”), then on or prior to six months after a Trigger Event, the Company shall commence a process to (x) sell its businesses and/or assets, and/or (y) consummate a refinancing transaction with respect to the Term Loan Facility (a “Transaction”), in each case, subject to enumerated time milestones contained in the Fourth Amendment, and which requires that Transaction shall, in any event, be consummated on or prior to the eighteen (18) month anniversary of the Trigger Event.

As closing conditions to the execution and delivery of the Fourth Amendment, the Company was required to: (i) amend its Bylaws in a manner acceptable to the Term Loan Facility lenders; (ii) appoint two new independent directors to the board of directors (the “Special Directors”); and (iii) pay an amendment fee of 0.50% of the amount of the outstanding loans under the Term Loan Facility.

The Fourth Amendment also adds a covenant requiring the Company and each of its subsidiaries to maintain at least two (2) Special Directors on their respective board of directors. The Special Directors shall be individuals acceptable to the Term Loan Facility lenders acting reasonably. In the event that any such Special Director is unable to serve by reason of death, resignation, or removal without cause, such vacancy shall be promptly filled by an individual meeting the requirements for a Special Director set forth in the applicable entity’s by-laws and acceptable to the Term Loan Facility lenders acting reasonably. The Fourth Amendment also added a covenant that the Company will not (i) amend, modify or waive any term or provision of its articles of incorporation or by-laws without the consent of (A) a majority of the Company’s then-serving directors, including any Special Directors, and (B) the Required Lenders under the Term Loan Facility; or (ii) issue any equity securities of that are senior to, or that have voting rights that exceed the rights of, the common stock.

The description of the Fourth Amendment does not purport to be complete and is qualified in its entirety by reference to the full text of the Fourth Amendment which is filed as Exhibit 10.3 to this Report.

Item 5.02              Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

Appointment of New Directors

In accordance with the terms of the Fourth Amendment to the Term Loan Facility, effective December 19, 2019, the Company appointed Jill K. Frizzley and Richard D. Caruso to its Board of Directors as “Special Directors” (as defined above). Mr. Caruso will serve in the class of directors whose term extends to the annual meeting of stockholders in 2020 and Ms. Frizzley will serve in the class of directors whose term extends to the annual meeting of stockholders in 2021. Each of the Special Directors shall be appointed to the Executive Committee and the newly formed Restructuring Committee of the Board of Directors.

Amendments to Employment Agreements

On December 19, 2019, the Company entered into amended and restated employment agreements with: (i) Kevin J. Zugibe, its Chairman of the Board and Chief Executive Officer; and (ii) Brian F. Coleman, its President and Chief Operating Officer.

These amended and restated agreements amended the prior agreements with the indicated executives to make certain technical amendments and otherwise to add a provision providing that severance is triggered under the applicable agreement in the event that the executive’s employment is terminated by the Company without Cause (as defined) or for any reason by the executive within sixty (60) days following a Fundamental Change (as defined). A “Fundamental Change” is defined to include (a) if the Company or certain of its subsidiaries shall make a general assignment for the benefit of creditors, or a trustee, receiver or liquidator shall be appointed; (b) upon commencement of any proceedings by the Company or certain of its subsidiaries under any bankruptcy, reorganization, or similar law or statute; (c) upon the commencement of the dissolution or liquidation of the Company or certain of its subsidiaries; or a (d) upon a Change in Control (as defined therein).

The description of the foregoing agreements does not purport to be complete and is qualified in its entirety by reference to the full text of the agreements which are filed as Exhibit 10.4 and Exhibit 10.5 to this Report.

Item 5.03	Amendment to Articles of Incorporation of Bylaws; Change in Fiscal Year

As required by the Fourth Amendment described above, effective December 19, 2019, the Company amended its Bylaws to provide that:

•	At all times at least two (2) members of the Board of Directors are designated as (“Special Directors”), which Special Directors shall not, and will not be, during the continuation of his or her service as a Special Director or has not been during for the five-year period prior to his or her appointment as a Special Director, (i) an employee, stockholder, or officer of the Company or any of its affiliates, (ii) a customer or supplier of the Company or any of its affiliates (other than an independent director provided by a corporate services company that provides independent directors in the ordinary course of its business), or (iii) any member of the immediate family of a person described in clause (i) or (ii). Vacancies caused by the death, resignation or removal of a Special Director may only be filled by another individual that satisfies the requirements for a Special Director.

•	Unless otherwise specified in the By-laws, a majority of the entire Board of Directors shall constitute a quorum for the transaction of business or of any specified item of business, which majority shall include at least one Special Director.

•	The Board of Directors may only authorize any amendment to the articles of incorporation of the Company by a majority vote of the then-serving members of the Board of Directors, which majority shall include the Special Directors. In addition, the Company may only institute a proceeding to adjudicate it bankrupt, consent to the filing of any bankruptcy proceeding against it, declare insolvency or otherwise decide to liquidate, wind up, reorganize, dissolve or conduct any similar action by a majority vote of the then-serving members of the Board of Directors, which majority shall include the Special Directors.

•	The Company may permit one or more board observers to attend meetings of the Board of Directors and the restructuring committee thereof.

•	The Board of Directors, by resolution adopted by a majority of the entire Board of Directors, shall appoint from among its members a restructuring committee consisting of the Chief Executive Officer and the Special Directors. The Chief Executive Officer serving on the restructuring committee shall act as chairman of the committee. All action by the restructuring committee shall be authorized by majority vote of its members. The restructuring committee shall have full authority (a) to commence, oversee and manage any process to (i) sell the Company’s businesses and/or assets and/or (ii) consummate a refinancing transaction, and (b) to manage all aspects of the Company’s restructuring efforts and strategies. The committee shall exercise such other powers as may be specifically delegated to it by the Board of Directors and act upon such matters as may be referred to it from time to time for study and recommendation by the Board of Directors or the Chief Executive Officer.

•	The Board of Directors may also appoint from among its own members such other committees as the Board of Directors may determine, which shall in each case consist of not less than two directors, which shall at least include the Special Directors, and which shall have such powers and duties as shall from time to time be prescribed by the Board of Directors.

•	The Board of Directors, by resolution adopted by a majority of the entire Board of Directors, may appoint from among its members an executive committee consisting of three or more directors, which shall at least include the Special Directors and either the Chief Executive Officer or the President.

•	The Board of Directors shall elect or appoint a Chief Executive Officer and/or a President from its own members. Where both a Chief Executive Officer and President are appointed, the Chief Executive Officer shall also serve as Chairman of the Board of Directors.

•	The By-laws of the Corporation may also be amended or repealed by the Board of Directors, including any By-law adopted, amended, or repealed by the shareholders generally, by a majority vote of the then-serving members of the Board of Directors, which majority shall include the Special Directors.

The description of the foregoing Amended and Restated By-Laws does not purport to be complete and is qualified in its entirety by reference to the full text of the Amended and Restated By-Laws which are filed as Exhibit 3.1 to this Report.

Item 8.01	Other Events

On December 19, 2019, the Company issued a press release announcing certain of the matters described in this Current Report on Form 8-K. A copy of the foregoing press release is attached hereto as Exhibit 99.1.

Item 9.01	Financial Statements and Exhibits

(d)           Exhibits

Exhibit Number     Name of Exhibit

3.1	Amended and Restated By-Laws of Hudson Technologies, Inc.

10.1	Credit Agreement dated December 19, 2019 by and among Wells Fargo Bank, National Association, as Agent, the Lenders that are parties thereto, Hudson Technologies, Inc. and the Borrowers Described Therein

10.2	Guaranty and Security Agreement dated December 19, 2019 by and among the Grantors named therein and Wells Fargo Bank, National Association, as Agent

10.3	Waiver and Fourth Amendment to Term Loan and Credit and Security Agreement dated December 19, 2019

10.4	Fourth Amended and Restated Employment Agreement dated December 19, 2019 between the Registrant and Kevin J. Zugibe

10.5	Third Amended and Restated Agreement dated December 19, 2019 between the Registrant and Brian F. Coleman

99.1	Press Release dated December 19, 2019

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: December 20, 2019

HUDSON TECHNOLOGIES, INC.

By:	/s/ Nat Krishnamurti
Name:	Nat Krishnamurti
Title:	Chief Financial Officer & Secretary